Filed pursuant to Rule 253(g)(2)
File No. 024-12135

This Supplement No. 1, dated July 26, 2023 (which we refer to as “this supplement”), supplements, and should be read in conjunction with, the offering circulars (each, an “Offering Circular” and, together, the “Offering Circulars”), each dated January 23, 2023, February 22, 2023, March 13, 2023, March 23, 2023, March 31, 2023, and April 7, 2023 of Arrived Homes 3, LLC, a Delaware series limited liability company (which we refer to as ““we,” “us,” “our” or “our company”), as supplemented. The purpose of this supplement is to provide certain information regarding the acquisition information for the following Series (the “Updated Series”):
  Arrived Series Chilhowee; Arrived Series Sheezy; Arrived Series Bowling; Arrived Series Caden; Arrived Series Cristalino; Arrived Series Emelina; Arrived Series Haven; Arrived Series Hermanos; Arrived Series Aspen; Arrived Series Bennett; Arrived Series Brookwood; Arrived Series Camellia; Arrived Series Haverhill; Arrived Series Lithonia; Arrived Series Palmore; Arrived Series Thomas; Arrived Series Woodwind; Arrived Series Benny; Arrived Series Montgomery; Arrived Series Portsmouth; Arrived Series Summerglen; Arrived Series Westhaven; Arrived Series Cordero; Arrived Series Ethan; Arrived Series Hamblen; Arrived Series Holmes; Arrived Series Watson; Arrived Series Wheeler; Arrived Series Bryant; Arrived Series Claremore; Arrived Series Haikey; Arrived Series Hancock; Arrived Series Helmerich; Arrived Series Wynde

Arrived Homes 3, LLC

1700 Westlake Ave North, Suite 200
Seattle, WA 98109
(814) 277-4833
www.arrived.com

The information below updates information regarding the operations history of each of the Updated Series properties and supersedes any contrary previous information contained under the relevant subsection of the section titled “The Series Properties Being Offered” included in the relevant Offering Circular, each of which can be found [here](insert link to AH3 filing page); all other information in each Offering Circular is otherwise unchanged.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Sheezy property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Sheezy will pay the property manager a monthly fee for managing the Arrived Series Sheezy property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Chilhowee property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Chilhowee will pay the property manager a monthly fee for managing the Arrived Series Chilhowee property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Hermanos property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Hermanos will pay the property manager a monthly fee for managing the Arrived Series Hermanos property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Emelina property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Emelina will pay the property manager a monthly fee for managing the Arrived Series Emelina property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Caden property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Caden will pay the property manager a monthly fee for managing the Arrived Series Caden property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Great Jones, to manage the Arrived Series Bowling property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Bowling will pay the property manager a monthly fee for managing the Arrived Series Bowling property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Cristalino property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Cristalino will pay the property manager a monthly fee for managing the Arrived Series Cristalino property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Haven property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Haven will pay the property manager a monthly fee for managing the Arrived Series Haven property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Great Jones, to manage the Arrived Series Camellia property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Camellia will pay the property manager a monthly fee for managing the Arrived Series Camellia property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Mynd, to manage the Arrived Series Brookwood property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Brookwood will pay the property manager a monthly fee for managing the Arrived Series Brookwood property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Mynd, to manage the Arrived Series Haverhill property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Haverhill will pay the property manager a monthly fee for managing the Arrived Series Haverhill property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Mynd, to manage the Arrived Series Lithonia property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Lithonia will pay the property manager a monthly fee for managing the Arrived Series Lithonia property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Mynd, to manage the Arrived Series Woodwind property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Woodwind will pay the property manager a monthly fee for managing the Arrived Series Woodwind property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Mynd, to manage the Arrived Series Aspen property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Aspen will pay the property manager a monthly fee for managing the Arrived Series Aspen property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Mynd, to manage the Arrived Series Thomas property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Thomas will pay the property manager a monthly fee for managing the Arrived Series Thomas property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Mynd, to manage the Arrived Series Bennett property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Bennett will pay the property manager a monthly fee for managing the Arrived Series Bennett property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Palmore property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Palmore will pay the property manager a monthly fee for managing the Arrived Series Palmore property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Summerglen property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Summerglen will pay the property manager a monthly fee for managing the Arrived Series Summerglen property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Benny property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Benny will pay the property manager a monthly fee for managing the Arrived Series Benny property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Montgomery property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Montgomery will pay the property manager a monthly fee for managing the Arrived Series Montgomery property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Westhaven property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Westhaven will pay the property manager a monthly fee for managing the Arrived Series Westhaven property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Portsmouth property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Portsmouth will pay the property manager a monthly fee for managing the Arrived Series Portsmouth property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Ethan property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Ethan will pay the property manager a monthly fee for managing the Arrived Series Ethan property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Watson property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Watson will pay the property manager a monthly fee for managing the Arrived Series Watson property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Holmes property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Holmes will pay the property manager a monthly fee for managing the Arrived Series Holmes property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Wheeler property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Wheeler will pay the property manager a monthly fee for managing the Arrived Series Wheeler property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Cordero property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Cordero will pay the property manager a monthly fee for managing the Arrived Series Cordero property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Hamblen property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Hamblen will pay the property manager a monthly fee for managing the Arrived Series Hamblen property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Helmerich property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Helmerich will pay the property manager a monthly fee for managing the Arrived Series Helmerich property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Hancock property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Hancock will pay the property manager a monthly fee for managing the Arrived Series Hancock property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Wynde property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Wynde will pay the property manager a monthly fee for managing the Arrived Series Wynde property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Claremore property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Claremore will pay the property manager a monthly fee for managing the Arrived Series Claremore property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Bryant property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Bryant will pay the property manager a monthly fee for managing the Arrived Series Bryant property.

Property Manager

The manager appointed an unaffiliated, third-party property manager, Marketplace Homes, to manage the Arrived Series Haikey property on a discretionary basis and has entered into a property management agreement with the property manager. Pursuant to the terms of the property management agreement, Arrived Series Haikey will pay the property manager a monthly fee for managing the Arrived Series Haikey property.